Exhibit 99.7

Jonathan Milner issues Open Letter to shareholders of Abcam plc

Highlights Company’s loss of focus on governance, execution and cost control leading to value destruction and a share price materially below where it should be

Outlines Milner’s plan to restore shareholder trust and value and make Abcam the world leading antibody company once again

CAMBRIDGE, England, 12 June 2023 – Jonathan Milner, the founder and one of the largest investors in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with ownership of 6.3% of the Company, has today issued an open letter to the Company’s shareholders calling for the removal of Peter Allen, Michael S. Baldock and Sally W. Crawford as Directors of the Company; and the appointment of Jonathan Milner as a Director of the Company and Executive Chairman, to help restore Abcam’s financial and operational performance and create shareholder value by giving the Company more effective Board-level leadership.

The full text of the letter follows:

Dear Fellow Abcam Shareholders

As the Founder and 6.3% shareholder in Abcam plc (“Abcam” or the “Company”), I am dedicated to helping restore Abcam’s financial and operational performance and to driving value for all shareholders. At the Company’s upcoming extraordinary general meeting of shareholders scheduled on or before July 18, 2023, you will have an important decision to make regarding the future of your investment in Abcam. Align yourself with me, who has a vested interest in restoring Abcam to the valuation it deserves for the benefit of all Abcam shareholders or stay the course with the current Board (owning less than 1% of shares outstanding combined), which has lost focus resulting in sustained financial underperformance and value destruction compared to its peers and the broader market.

I have attempted to meaningfully engage with Board members on multiple occasions where I offered to help reverse the Company’s loss of focus. During that process, I was offered a Board seat subject to restrictions that would impair my ability to hold management accountable and to serve shareholders effectively. It has now been proved that, under the current Chairman, the Board and management team are unable to restore the value of the Company and I feel compelled to return to the Board as Executive Chairman. The persistent erosion of share value in recent years under the current Board signals that the time for change is now.

While I am disheartened by Abcam’s performance over recent years, I am excited about the Company’s future. The global markets that Abcam operates in are robust and growing and the Company continues to serve customers who are loyal and predictable. I believe that management miscues can be easily fixed positioning Abcam to deliver value to shareholders in short, medium and long term. But time is of the essence. If we don’t act now, the Company is at risk of passing the point of no return.

This letter details what has gone wrong at Abcam and why change is desperately needed. The current Board has lost focus on governance, execution, and cost control. This has led to value destruction and a share price that is materially below where it should be.

Lack of Governance is Destroying Shareholder Value

Board lacks a shareholder mindset

There is no shareholder representation on the Board. The management and Board own less than 1% of shares outstanding combined, lacking alignment with shareholders. Shareholder concerns are generally ignored, and leadership operates in an environment where limited perspectives ultimately result in the deterioration of shareholder value.

The role of a public company Board is to hold the executive team accountable for results, and under the current Chairman, the Board has failed in this regard.

If elected to the role of Executive Chairman, I will bring accountability and transparency back to the Abcam Board of Directors by refreshing the Board and responding to feedback from shareholders.

Changing targets mask underperformance

The Remuneration Committee has full discretion on how to reward executives and directors on a year-to-year basis. The Abcam Board has a history of “Moving the Goalposts” and performance metrics are continually altered or dropped and reporting metrics are inconsistent.

The Remuneration Program is not tied to effective performance metrics and the 2021 Performance Growth Incentive Plan (PGIP) is unfit for purpose. There is a lack of transparency on how the Remuneration Committee sets compensation and disclosed benchmarking versus its peers.

Despite sustained underperformance by the Company and a share price that is materially below where it should be, CEO remuneration is up over 216% since 2019.

If elected, I will direct a thorough review of the remuneration policy to align with performance and the creation of long-term shareholder value. Together with the reconstituted Board we will appoint a new Remuneration Committee chair.

Poorly executed US listing and erosion of shareholder rights

The filing of SEC disclosure ‘weakness in financial controls’ shows the Company’s lack of preparedness for the US listing. The listing aimed to attract new shareholders and yet it appears that no new major shareholders have joined the share register since I left the Board in 2020. In reality this appears to be a push for higher executive remuneration.

The US listing was intended to garner additional US analyst coverage; however, since delisting from AIM, Abcam has only expanded by one analyst in the US, while analyst coverage reduced from 8 to 2 analysts in the UK.

A further result of the listing was the erosion of shareholder rights. The ADR Agreement with Citibank of 26 October 2020 left out the right for significant shareholders, like me, and you, to call an extraordinary general meeting, which is enshrined in UK law and constitutes a serious breach. This is another example of Abcam management only looking out for their own self-interests.

I will lead a review of the way the Company communicates with its shareholders and other financial stakeholders to ensure it is transparent, has frequent dialogue and is performing at the level expected of a company of Abcam’s size and international shareholder base.

Abcam Lacks Leadership and Focus on Execution

Failed to execute the 5-year plan

Under the current Board and management, the Company has failed to execute its 5-year plan, which has limited Abcam’s customer growth and market share. Abcam shareholders suffered value destruction because of impairment charges. The significant impairments were due to the lack of focus on Abcam’s core competency: antibodies. For two consecutive years the Enterprise Resource Planning (ERP) system has failed and resulted in lost revenues, customers, and market share.

The frustrations over the poor execution of the 5-year plan has led to an excessive churn in leadership. Of the seven Senior Vice Presidents leading Abcam in 2019, only two remain.

Asset impairments and adjustments due to lack of focus

Shareholders have been left to bear the expense of impairments and adjustments. The loss of focus on the operational business has led to unusually high impairments and management constantly having to add back adjusting items to favourably massage the financial metrics.

Impairments and adjustments in FY2022 were substantial, £109m in total including:

●	£23.3m of share-based compensation

●	£26.4m of amortization

●	£18.3m of impairment charge following the failure to dispose of Firefly Bioworks asset

Impairments and other operational issues have led to Abcam regularly falling short of its guidance eroding investor confidence.

Admitted weaknesses in internal controls

The Company notes several material weaknesses in internal controls.

According to the Company’s 20-F for the year ending December 31, 2022, Abcam had remaining inadequate or ineffective controls within the inventory cycle, revenue and accounts receivable and IT general controls (“ITGC”) – leading to material weaknesses.

If elected, I will lead a review into the financial reporting function of Abcam to ensure that investors have a thorough understanding of company performance and re-establish confidence in the business.

Enterprise Resource Planning (ERP) failure resulted in ballooning costs

In 2015, Abcam aimed to implement an ERP software solution to manage planning and process integration. The original estimate of the ERP integration was £23-29m and was expected to go live in 2017. Seven years later, the ERP integration remains incomplete and ineffective and has cost Abcam more than $165m. This is an overspend of more than ca. $130m under the current management team.

If elected, I will lead a thorough review of the ERP system, its inflated costs and failed execution. This analysis will lead to an action plan which will further restore Abcam’s financial performance.

Poor capital allocation

Management’s record of capital allocation is abysmal. Return on Invested Capital (ROIC) consistently dropped since I resigned from the Abcam Board in 2020 from 7.1% to 0.42%. Prior to my resignation, Abcam’s ROIC consistently exceeded its Weighted Average Cost of Capital.

If elected, I intend to focus on prudent capital allocation with the primary goal of delivering long term value to shareholders.

The Board Requires Accountability to Shareholders

Chairman Peter Allen has failed

I believe that the Board is unable to execute a successful strategy under Chairman Peter Allen. The Chairman has failed to support the current management team and Board culminating in shareholder value destruction and a loss of focus during his tenure.

It is clear to me that the Chairman has failed to mentor and challenge the CEO appropriately. Further, as member of the compensation committee, Mr. Allen has failed to hold executives to account for their disproportionate remuneration demands, poor execution and poor cost controls. Meanwhile, Chairman Allen collects over $280K a year in Director fees from Abcam.

Sally Crawford and Michael Baldock are unfit for continued Board service

Sally Crawford is Chair of the Remuneration Committee and a member of the Audit Committee. She is responsible for “Moving the Goalposts” whereby compensation performance metrics are continually altered or dropped, and reporting metrics are inconsistent. There is a lack of transparency and benchmarking for compensation targets.

Since 2019, costs, capital efficiency, and margins have significantly underperformed. Meanwhile, under Sally Crawford’s watch, CEO remuneration is up over 216%, while the share price is down ca. 27%.

Michael Baldock is an Executive Director and the Chief Financial Officer (CFO). He is responsible for the £109m in impairments and adjustments in FY2022; material weaknesses in maintaining inadequate or ineffective controls within the inventory cycle, revenue, and accounts receivable and ITGC; the mismanaged listing on Nasdaq; and Abcam’s abysmal record of capital allocation including failure to effectively integrate ERP system.

Because CFOs rarely serve on boards of US-listed public companies since they are not independent and their performance is a critical subject of board oversight, removing Mr. Baldock from the Board will improve Abcam’s corporate governance by making the CFO function accountable to the Board and not vice versa. Removing Mr. Baldock from the Board will not result in his removal as CFO. However, if he were to decide to resign from the CFO role, I am aware of several qualified subordinates in the Company’s audit and treasury functions who are able to step in on an interim basis to facilitate a transition.  In addition, there are several extremely highly qualified individuals, like William Kullback who recently served as CFO of BioLegend, who I believe could assume the role of CFO of Abcam if needed.

My proposals at the EGM seek to remove Sally Crawford and Michael Baldock from the Board and replace them with qualified, independent candidates through a thorough candidate vetting process that includes the consideration of the remaining Board members, who I feel I can work well with.

My Experience and Plan for Value Creation

My expertise and shareholding uniquely make me the only person that can quickly reverse this situation, restore shareholder trust and value and make Abcam the world leading antibody company once again.

If elected Executive Chairman, I will bring to the Board and to Abcam:

1.	Instant deep and unique scientific, market and product expertise

2.	An inside out knowledge of the Company as its Founder and one of the most successful AIM CEOs creating outstanding shareholder value

3.	An understanding of shareholder concerns and shareholder representation

4.	A strong track record in corporate governance and challenging and mentoring of the CEO

5.	Operational and executional excellence

6.	A laser sharp focus on costs and return to acceptable ROIC

7.	Time, determination, and energy to solely concentrate on improving Abcam

My six pledges to you:

1.	My leadership will re-energize the Board and management team

2.	We will rapidly restore focus around first-rate governance, execution, cost control, transparent investor relations, and executive accountability

3.	We will restore focus on our core competency – being best in the world at antibodies and protein research tools

4.	We will restore focus on costs, to return to strong margins and EPS

5.	We will return to building sustainable shareholder value in the short, medium and long term

6.	I will work tirelessly at the heart of the Company to achieve the above on behalf of all shareholders, employees and customers

Vote in support of my proposals

For the sake of all stakeholders, I urge shareholders to elect me to the position of Executive Chairman and vote for the proposals outlined below.

I can support and constructively challenge the current management team, lead the Board appropriately and increase value for all shareholders.

The proposals include:

1.	The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company

2.	The removal of any Director of the Company appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting

3.	The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board

4.	A shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting

5.	Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters

It is up to us, Abcam’s shareholders, to restore Abcam to the valuation it deserves. I look forward to communicating with you over the coming weeks and, in the meantime, for more information please visit https://abcamfocus.com/.

Yours,

Jonathan Milner

Ends

Contacts

Jonathan Milner

https://abcamfocus.com/

Investor contact

Georgeson LLC

William P. Fiske

+1 212 440 9128

FocusAbcam@Georgeson.com

International PR advisers

US

ICR

+1 646 677 1811

FocusAbcam@icrinc.com

Europe

Consilium Strategic Communications

+44 203 709 5700

Focusabcam@consilium-comms.com

IMPORTANT ADDITIONAL INFORMATION

THIS DOCUMENT HAS BEEN ISSUED BY DR. JONATHAN MILNER ("DR. MILNER").

DR. MILNER PUBLISHED A PROXY STATEMENT AND ACCOMPANYING BLUE PROXY CARD ON JUNE 5, 2023 TO BE USED TO SOLICIT VOTES IN SUPPORT OF THE PROPOSALS THAT WILL BE PRESENTED FOR SHAREHOLDER VOTE AT THE UPCOMING EXTRAORDINARY ANNUAL MEETING OF STOCKHOLDERS OF ABCAM PLC (THE "COMPANY").

DR. MILNER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ONLINE ON THE WEBSITE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION AT WWW.SEC.GOV AND ON A WEBSITE HOSTED BY DR. MILNER TO PROVIDE INFORMATION TO SHAREHOLDERS ABOUT THE EXTRAORDINARY GENERAL MEETING AT WWW.ABCAMFOCUS.COM. HOLDERS OF COMPANY SECURITIES ALSO SHOULD RECEIVE COPIES OF THE PROXY STATEMENT AND PROXY CARD BY MAIL, AND COPIES WILL BE PROVIDED AT NO CHARGE UPON REQUEST MADE TO DR. MILNER’S PROXY SOLICITOR, GEORGESON, BY EMAIL TO FOCUSABCAM@GEORGESON.COM OR BY PHONE TO (877) 797-1153 FROM NORTH AMERICA OR TO (781) 575-2137 FROM ELSEWHERE.

THIS DOCUMENT IS FOR DISCUSSION AND INFORMATIONAL PURPOSES ONLY. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF DR. MILNER AS OF THE DATE HEREOF. DR. MILNER RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AND FOR ANY REASON AND EXPRESSLY DISCLAIMS ANY OBLIGATION TO CORRECT, UPDATE OR REVISE THE INFORMATION CONTAINED HEREIN OR TO OTHERWISE PROVIDE ANY ADDITIONAL MATERIALS. SUBJECT TO THE FOREGOING, AND AS SET FORTH BELOW, DR. MILNER INTENDS TO MAKE AVAILABLE AT AN APPROPRIATE TIME ADDITIONAL INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING INCLUDING HOW TO VOTE AT SUCH MEETING.

DR. MILNER HAS INVESTMENTS IN THE COMPANY WHICH ARE DISCLOSED IN THE PROXY STATEMENT AND OTHER PROXY MATERIALS, AND CONSEQUENTLY HAS A FINANCIAL INTEREST IN THE PROFITABILITY OF HIS POSITIONS IN THE COMPANY. ACCORDINGLY THIS DOCUMENT SHOULD NOT BE REGARDED AS IMPARTIAL. NOTHING IN THIS DOCUMENT SHOULD BE TAKEN AS ANY INDICATION OF DR. MILNER 'S CURRENT OR FUTURE TRADING OR VOTING INTENTIONS AND/OR ACTIVITIES WHICH MAY CHANGE AT ANY TIME.

CERTAIN INFORMATION IN THIS DOCUMENT IS BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO THE COMPANY, INCLUDING PUBLIC FILINGS AND DISCLOSURES MADE BY THE COMPANY AND OTHER SOURCES, AS WELL AS DR. MILNER'S ANALYSIS OF SUCH PUBLICLY AVAILABLE INFORMATION. DR. MILNER HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION, AND NO REPRESENTATION OR WARRANTY IS MADE THAT ANY SUCH DATA OR INFORMATION IS COMPLETE OR ACCURATE. DR. MILNER RECOGNISES THAT THERE MAY BE CONFIDENTIAL OR OTHERWISE NON-PUBLIC INFORMATION WITH RESPECT TO THE COMPANY THAT COULD ALTER THE OPINIONS OF DR. MILNER WERE SUCH INFORMATION KNOWN.

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EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE INFORMATION AND OPINIONS INCLUDED IN THIS DOCUMENT CONSTITUTE FORWARD-LOOKING STATEMENTS, INCLUDING ESTIMATES AND PROJECTIONS PREPARED WITH RESPECT TO, AMONG OTHER THINGS, THE COMPANY'S ANTICIPATED OPERATING PERFORMANCE, THE VALUE OF THE COMPANY'S SECURITIES, DEBT OR ANY RELATED FINANCIAL INSTRUMENTS THAT ARE BASED UPON OR RELATE TO THE VALUE OF SECURITIES OF THE COMPANY (COLLECTIVELY, "COMPANY SECURITIES"), GENERAL ECONOMIC AND MARKET CONDITIONS AND OTHER FUTURE EVENTS. YOU SHOULD BE AWARE THAT ALL FORWARD-LOOKING STATEMENTS, ESTIMATES AND PROJECTIONS ARE INHERENTLY UNCERTAIN AND SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE, AND OTHER UNCERTAINTIES AND CONTINGENCIES AND HAVE BEEN INCLUDED SOLELY FOR ILLUSTRATIVE PURPOSES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE INFORMATION CONTAINED HEREIN DUE TO REASONS THAT MAY OR MAY NOT BE FORESEEABLE. THERE CAN BE NO ASSURANCE THAT THE COMPANY SECURITIES WILL TRADE AT THE PRICES THAT MAY BE IMPLIED HEREIN, AND THERE CAN BE NO ASSURANCE THAT ANY ESTIMATE, PROJECTION OR ASSUMPTION HEREIN IS, OR WILL BE PROVEN, CORRECT.

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